Exhibit 11


MOUNTBATTEN, INC.
COMPUTATION OF NET INCOME PER SHARE (UNAUDITED)


Primary Net Income Per Share

                                                Three months ended March 31,

                                                   1996             1995
                                                   ----             ----


Net Income available to
Common Shareholders                             $  248,118        $   73,111
                                                ==========        ==========

Weighted Average Shares:
   Common shares                                 2,528,530         2,528,530
   Common share equivalents
   applicable to stock options                      75,075            56,348
                                                ----------        ----------
Total                                            2,603,605         2,584,878
                                                ==========        ==========

Primary Net Income per Share                    $     0.10        $     0.03
                                                ==========        ==========

Fully Diluted Net Income Per Share

Net Income available to
Common Shareholders                             $  248,118        $   73,111
                                                ==========        ==========

Weighted Average Shares:
   Common shares                                 2,528,530         2,528,530
   Common share equivalents
   applicable to stock options                     103,288            56,348
                                                ----------        ----------

Total                                            2,631,818         2,584,878
                                                ==========        ==========

Fully Diluted Net Income per Share              $     0.09        $     0.03
                                                ==========        ==========